                                                  FILED PURSUANT TO RULE 424(B)5
                                            REGISTRATION STATEMENT NO. 333-75177



             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 27, 1999

                              U.S. $8,000,000,000

                           FORD MOTOR CREDIT COMPANY
                               MEDIUM-TERM NOTES
                   DUE MORE THAN 9 MONTHS FROM DATE OF ISSUE
                             ----------------------

TERMS: Ford Motor Credit Company plans to offer and sell the Notes with various terms, including the following:

- Stated maturities of more than 9 months from date of issue

- Redemption and/or repayment provisions, whether mandatory, at Ford Credit's option, at the option of the holders or none at all

- Payments in U.S. dollars or one or more foreign currencies

- Minimum denominations of $1,000 or other specified denominations for foreign currencies

- Book-entry (through The Depository Trust Company) or certificated form

- Interest payments on fixed rate Notes on each March 15 and September 15

- Interest payments on floating rate Notes on a monthly, quarterly, semi-annual or annual basis

- Interest at fixed or floating rates, or no interest at all. Ford Credit may base the floating interest rate on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

    - CD rate

    - CMT rate

    - Commercial paper rate

    - Federal funds rate

    - LIBOR

    - Prime rate

    - Treasury rate

    - Such other interest basis or interest rate formula as may be specified in the applicable pricing supplement

     Ford Credit will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Ford Credit may sell the Notes to the Agents or other persons as principals for resale at varying or fixed offering prices or through the Agents or other persons, as agents, using their reasonable best efforts on Ford Credit's behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the Notes will be 100% of their principal amount. If Ford Credit sells all of the Notes, it expects to receive proceeds of between $7,996,000,000 and $7,952,000,000, after paying the Agents' discounts and commissions of between $4,000,000 and $48,000,000 and before deducting expenses payable by Ford Credit. Ford Credit also may sell the Notes directly to investors without the assistance of the Agents (whether acting as principal or as agent).

GOLDMAN, SACHS & CO.                    LEHMAN BROTHERS
MERRILL LYNCH & CO.                     SALOMON SMITH BARNEY


                             ----------------------

            The date of this Prospectus Supplement is May 27, 1999.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
                                        ----
Incorporation of Certain Documents
  By Reference......................     S-2
Risk Factors........................     S-3
About this Prospectus Supplement and
  the Pricing Supplements...........     S-5
Description of Notes................     S-5
Special Provisions Relating to
  Foreign Currency Notes............    S-17
United States Taxation..............    S-20
Plan of Distribution................    S-30
PROSPECTUS                              PAGE
                                        ----
Where You Can Find More
  Information.......................       2
Information Concerning Ford
  Credit............................       2
Information Concerning Ford.........       3
Ratio of Earnings to Fixed
  Charges...........................       4
Use of Proceeds.....................       4
Description of Debt Securities......       5
Plan of Distribution................       8
Legal Opinions......................       9
Experts.............................       9

                                ---------------

     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. Ford Credit has not, and the Agents and any other agent or underwriter of the Notes have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Ford Credit is not, and the Agents and any other agent or underwriter of the Notes are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate as of its date only. Ford Credit's business, financial condition, results of operations and prospects may have changed since that date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Ford Motor Credit Company ("Ford Credit") files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document Ford Credit files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Ford Credit's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Ford Credit to "incorporate by reference" the information Ford Credit files with it, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this Prospectus Supplement. Later information that Ford Credit files with the SEC will automatically update and supersede this information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of these Notes has been completed.

     - Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K Report").

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "First Quarter 10-Q Report").

     - Current Reports on Form 8-K dated January 11, 1999, February 2, 1999 (the "February 1999 8-K Report"), February 22, 1999, April 15, 1999 and May 27, 1999.

     These reports include information about Ford Motor Company ("Ford"), as well as information about Ford Credit.

     You may request a copy of these filings at no cost, by writing or telephoning Ford Credit at the following address:

    Ford Motor Credit Company
    The American Road
    Dearborn, MI 48121
    Attn: Corporate Secretary
    (313) 594-9876

                                  RISK FACTORS

     Your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a currency other than U.S. dollars or because the return on the Notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. The Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. Before investing in the Notes, you should consider carefully, among other factors, the matters described below.

EXCHANGE RATES AND EXCHANGE CONTROLS

     If you invest in foreign currency Notes and currency indexed Notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indexes. Such risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. Ford Credit has no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency Notes or currency indexed Notes, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. The currency risks with respect to your foreign currency Notes or currency indexed Notes may be further described in the applicable pricing supplement.

     Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments also may issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency Notes or currency indexed Notes for U.S. dollar-based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. Ford Credit will make no adjustment or change in the terms of the foreign currency Notes or currency indexed Notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments, affecting the U.S. dollar or any applicable currency occur.

     The Trustee will make all calculations relating to your foreign currency Notes or currency indexed Notes. All such determinations will, in the absence of clear error, be binding on holders of the Notes.

     On January 1, 1999, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain (the "Participating States") commenced a new stage of economic and monetary union and introduced a single currency (the "euro"), which is legal tender in the Participating States in substitution for the national currencies of those countries. Bills and coins denominated in euro will be circulated for the first time on January 1, 2002 and for a three-year transitional period until December 31, 2001, the current currencies of the Participating States remain legal tender in those countries as a subdivision of the euro. The conversion rate between the current currencies of each Participating State and the euro have been fixed irrevocably by the Council of the European Union on January 1, 1999. The Council of the European Union has adopted regulations providing specific rules for the introduction of the euro.

     For Notes with a specified currency other than U.S. dollars, Ford Credit may include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

FOREIGN CURRENCY JUDGMENTS

     The Indenture and the Notes, except to the extent specified otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of Notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

RISKS ASSOCIATED WITH INDEXED NOTES

     If you invest in indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a Note may result in lower (or no) interest compared to a conventional fixed rate debt security issued at the same time. Indexation of the principal of and/or premium on a Note may result in the payment of a lower amount of principal and/or premium (or no principal and/or premium) compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which Ford Credit has no control. Additionally, if the formula specified to determine the amount of principal, premium and/or interest payable with respect to indexed Notes contains a multiple or leverage factor, that feature may magnify the effect of any change in the index. You should not view the historical experience of an index as an indication of its future performance.

CREDIT RATINGS

     The credit ratings on Ford Credit's Medium-Term Note Program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in Ford Credit's credit ratings generally will affect the market value of the Notes.

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

     Ford Credit intends to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer its Notes from time to time.

     This prospectus supplement provides you with certain terms of the Notes and supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

     Each time Ford Credit issues Notes, a pricing supplement will be prepared that will contain additional terms of the offering and the specific description of the Notes offered. The pricing supplement also may add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to set or negotiate individualized terms for Notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes differ from the terms that are described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                              DESCRIPTION OF NOTES

     The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the Indenture under which the Notes will be issued, which is an exhibit to Ford Credit's shelf registration statement (File No. 333-75177). The following description of the Notes offered supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading "Description of Debt Securities" in the prospectus that is attached. The following descriptions will apply to each Note unless otherwise specified in the pricing supplement.

GENERAL

     The Notes are being offered on a continuous basis.

     The Notes are direct, unsecured obligations of Ford Credit. The total public offering price of the Notes that are being offered using this prospectus supplement is $8,000,000,000 or its equivalent in one or more foreign currencies or composite currencies.

     The Notes rank equally with all of Ford Credit's unsecured senior debt.

     The Indenture does not limit the amount of Notes or other debt obligations that Ford Credit may be issued thereunder.

     Unless specified otherwise in the applicable pricing supplement, the Notes will be denominated in U.S. dollars and all payments on the Notes will be made in U.S. dollars. For further information regarding Foreign Currency Notes, see "Risk Factors" and "Special Provisions Relating To Foreign Currency Notes".

     You must pay the purchase price of the Notes in immediately available funds.

     Unless defined otherwise in the pricing supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined) of the country issuing the specified currency (or, if the specified currency is the euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Notes as to which LIBOR is an applicable interest rate basis, such day also is a London Business Day.

     "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

     Unless otherwise specified in the applicable pricing supplement, "Principal Financial Center" means (1) the capital city of the country issuing the specified currency or (2) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except, in the case of (1) or
(2) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the designated LIBOR Currency), Johannesburg and Zurich, respectively.

     Unless specified otherwise in the pricing supplement, the authorized denominations of Notes denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of Foreign Currency Notes will be designated in the applicable pricing supplement.

BOOK-ENTRY DEBT SECURITIES

     Except under certain circumstances, Ford Credit will issue the Notes in book-entry form only. This means that actual Notes or certificates will not be issued to you. Instead, a Global Security representing Notes with similar terms and such Global Security will be issued to and held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of Book-Entry Debt Securities, see "Description of Debt Securities -- Global Securities" in the prospectus.

     Payments of principal of, premium if any, and interest on the Notes represented by a Global Security will be made in same-day funds to DTC in accordance with arrangements then in effect between the applicable Trustee and DTC.

INTEREST AND INTEREST RATES

GENERAL

     Each Note generally will begin to accrue interest from the date it is originally issued. Each Note will be a Fixed Rate Note, an OID Note (as defined below), a Floating Rate Note, an Amortizing Note, an Indexed Note, a Renewable Note or an Extendable Note and the applicable pricing supplement will describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, Ford Credit also will describe in the related pricing supplement the method for calculating and paying principal and interest. For a Floating Rate Note or Indexed Note, Ford Credit also may specify a maximum and a minimum interest rate in the related pricing supplement.

     A Note may be a Fixed Rate Note or a Floating Rate Note or a Note that combines fixed and floating rate terms.

     Interest rates on the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Ford Credit may offer Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, concurrently to different investors.

FIXED RATE NOTES

     For Fixed Rate Notes, Ford Credit will specify a fixed interest rate and, unless specified otherwise in the applicable pricing supplement, interest will be paid semi-annually in arrears on each March 15 and September 15 (each an "Interest Payment Date") and the Regular Record Date for Fixed Rate Notes will be the 15th day (whether or not a Business Day) prior to each Interest Payment Date. Unless specified otherwise in the applicable pricing supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless specified otherwise in the applicable pricing supplement, if the maturity date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the maturity date or on the interest payment being made on such Interest Payment Date.

ORIGINAL ISSUE DISCOUNT NOTES

     Ford Credit may issue original issue discount Notes (including zero coupon Notes) ("OID Notes"), which are Notes issued at a discount from the principal amount payable at maturity. An OID Note may not have any periodic interest payments. For OID Notes, interest normally accrues during the life of the Note and is paid at the maturity or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under "-- Optional Redemption, Repayment and Repurchase". Normally this amount is less than the amount payable at the maturity date.

AMORTIZING NOTES

     Ford Credit may issue amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the term of the Notes ("Amortizing Notes"). Payments on Amortizing Notes will be applied first to interest due and then to reduce the unpaid principal amount. Ford Credit will include a table setting forth repayment information in the related pricing supplement for an Amortizing Note.

FLOATING RATE NOTES

     Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

- the CD Rate;

- the CMT Rate;

- the Commercial Paper Rate;

- the Federal Funds Rate;

- LIBOR;

- the Prime Rate;

- the Treasury Rate; or

- another interest rate basis or formula.

     The pricing supplement also will indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

     Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless a different party is identified in the pricing supplement, The Chase Manhattan Bank will be the calculation agent for each Note. In most cases, a Floating Rate Note will have a specified "Interest Reset Date", "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on the Note is subject to change. An Interest Determination Date is the date as of which the new interest rate is determined for a particular Interest Reset Date, based on the applicable interest rate basis or formula as of that Interest Determination Date. The Calculation Date is the date by which the calculation agent will determine the new interest rate that became effective on a particular Interest Reset Date based on the applicable interest rate basis or formula on the Interest Determination Date.

     CHANGE OF INTEREST RATE. Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable pricing supplement.

     The related pricing supplement will describe the initial interest rate or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, in which case, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

     DATE INTEREST RATE IS DETERMINED. The Interest Determination Date for Floating Rate Notes will be specified in the applicable pricing supplement.

     CALCULATION DATE. Unless otherwise specified in the related pricing supplement "Calculation Date," if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the maturity date, as the case may be.

     Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide the interest rate then in effect for each Floating Rate Note.

     PAYMENT OF INTEREST. Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates specified in the applicable pricing supplement and on the day of maturity, redemption or repurchase.

     Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the maturity date, as the case may be.

     Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. Unless specified otherwise in the applicable pricing supplement, the Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) next preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the maturity date) is not a Business Day (except for LIBOR Notes), such Interest Payment Date will be postponed until the next Business Day. In the case of LIBOR Notes, such Interest Payment Date will be the preceding Business Day if the next Business Day is in the next calendar month. If the maturity date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the maturity date.

     Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless specified otherwise in the applicable pricing supplement, the interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

     CALCULATION OF INTEREST. This Section, explains how the interest rate basis on different types of Floating Rate Notes will be determined.

     CD Rate Notes. The "CD Rate" for any Interest Determination Date is the rate for that date for negotiable certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time under the heading "CDs (secondary market)".

     The calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

- If the above rate is not yet published in H.15(519) on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)".

- If that rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on that Interest Determination Date, quoted by three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity described in the pricing supplement. The calculation agent will select the three dealers referred to above.

- If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication.

     "Index Maturity" means the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulas will be calculated.

     Commercial Paper Rate Notes. The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading "Commercial Paper -- Nonfinancial".

     The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

- If the above rate is not yet published in H.15(519) on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper -- Nonfinancial".

- If that rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                            D X 360
                   Money Market Yield =  -------------  X 100
                                         360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

     LIBOR Notes. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

- If the pricing supplement specifies "LIBOR Telerate", LIBOR on any Interest Determination Date will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

- If the pricing supplement specifies "LIBOR Reuters", LIBOR on any Interest Determination Date will be the average of the offered rates for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

- If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

     On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

- LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

- If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the calculation agent at approximately 11:00 a.m. in the Principal Financial Center, on the Interest Determination Date for loans to leading Europeans banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

- If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that Interest Determination Date.

     "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

     "Designated LIBOR Page" means:

- if the pricing supplement specifies "LIBOR Reuters", the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

- if the pricing supplement specifies "LIBOR Telerate" or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method of calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service, "Telerate") on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

     Federal Funds Rate Notes. The "Federal Funds Rate" for any Interest Determination Date is the rate for that date for Federal Funds, as published in H.15(519) prior to 3:00 p.m., New York City time under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) ("Telerate Page 120").

     The calculation agent will follow the following procedures if the Federal Funds Rate cannot be determined as described above:

- If the above rate is not yet published in H.15(519) on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

- If that rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds quoted by three leading brokers of Federal Funds transactions in New York City as of 9:00 a.m., New York City time, on that Interest Determination Date. The calculation agent will select the three brokers referred to above.

- If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on that Interest Determination Date.

     Prime Rate Notes. The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time under the heading "Bank Prime Loan" or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

     The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

- If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

- If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent.

- If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

     Treasury Rate Notes. The "Treasury Rate" for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57") by 3:00 p.m., New York City time.

     The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

- If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

- If the rate is not so published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

- If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not yet published or announced as described above on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) prior to 3:00 p.m. New York City time under the caption "U.S. Government securities/Treasury bills/Secondary market" or, if not yet published on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

- If such rate is not yet published in H.15(519) H.15 Daily Update or another recognized electronic source on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related pricing supplement. The calculation agent will select the three dealers referred to above.

- If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

     "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                              D X N
                 Bond Equivalent Yield =  -------------  X 100
                                          360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     CMT Rate Notes. The "CMT Rate" for any Interest Determination Date is the rate for that date displayed on the Designated CMT Telerate Page by 3:00 p.m., New York City time under the caption " ... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 P.M.," under the column for the Index Maturity described in the related pricing supplement for:

     (1) if the Designated CMT Telerate Page is 7051, the rate on such Interest Determination Date; or

     (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average for the week, or the month, specified in the related pricing supplement, ended immediately preceding the week or month in which the related Interest Determination Date occurs.

     The calculation agent will follow the following procedures if the CMT Rate cannot be determined as described above:

- If the rate is not yet displayed on the relevant page on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Designated CMT Maturity Index, as published in H.15(519).

- If that rate is not yet published in H.15(519) by 3:00 p.m. New York City time on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Designated CMT Maturity Index for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

- If that information is not yet provided on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market closing offered rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City. The calculation agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of overlap, one of the highest quotations) and the lowest quotation (or, in the event of overlap, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

- If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If two Treasury Notes with an original maturity have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

- If three or four (but not five) Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

- If fewer than three Reference Dealers selected by the calculation agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.

     "Designated CMT Telerate Page" means the display on Telerate, on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, 2 years.

INDEXED NOTES

     Ford Credit may issue Notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. Ford Credit will specify the formulae for computing interest or principal payments for these types of Notes, which are called "Indexed Notes", by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese Yen, or the price in a particular market of a barrel of West Texas intermediate crude oil.

     If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by Ford Credit at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the pricing supplement, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

RENEWABLE NOTES

     Ford Credit may issue Renewable Notes ("Renewable Notes") which are Notes that will automatically renew at their maturity date unless the holder of the Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

     The holder of the Renewable Note must give notice of termination at least 15 but not more than 30 days prior to the renewal date. The holder of a Renewable Note may terminate the automatic extension for less than all of their Renewable Notes only if the terms of the Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the renewal date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

     If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Renewable Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Renewable Note must instruct the broker or other DTC participant through which it holds an interest in the Renewable Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Renewable Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

EXTENDIBLE NOTES

     Ford Credit may issue Notes whose stated maturity date may be extended at Ford Credit's option (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement.

     Ford Credit may exercise its option to extend the Extendible Note by notifying the Trustee at least 45 but not more than 60 days prior to the then effective maturity date. If Ford Credit elects to extend the Extendible Note, the Trustee will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice ("Extension Notice") informing the holder of Ford Credit's election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of such Extendible Note will be extended automatically as set forth in the Extension Notice.

     However, Ford Credit may, not later than 20 days prior to the maturity date of an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at its option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Extendible Note. The notice will be irrevocable.

     If Ford Credit elects to extend the maturity of an Extendible Note, the holder of the Extendible Note will have the option to instead elect repayment of the Extendible Note by Ford Credit on the then effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, Ford Credit must receive, at least 15 days but not more than 30 days prior to the maturity date:

     (1) the Extendible Note with the form "Option to Elect Repayment" on the reverse of the Extendible Note duly completed; or

     (2) a facsimile transmission, telex or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Extendible Note, the principal amount of the Extendible Note to be repaid, the certificate number or a description of the tenor and terms of the Extendible Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Extendible Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Extendible Note, will be received by the Trustee not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however, that the facsimile transmission, telex or letter will only be effective if the Trustee receives the Extendible Note and form duly completed by that fifth Business Day. A holder of an Extendible Note may exercise this option for less than the aggregate principal amount of the Extendible Note then outstanding if the principal amount of the Extendible Note remaining outstanding after repayment is an authorized denomination.

     If an Extendible Note is represented by a Global Security, DTC or its nominee will be the holder of that Extendible Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Extendible Note must instruct the broker or other participant through which it holds an interest in the Extendible Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     Ford Credit will indicate in the pricing supplement for a Note whether it will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur. If Ford Credit is permitted to redeem a Note by its terms, Ford Credit may exercise the option by notifying the Trustee at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the Holders. If Ford Credit partially redeems a Note, it will issue a new Note or Notes for the unredeemed portion.

     The pricing supplement relating to a Note also will indicate whether you will have the option to elect repayment prior to the stated maturity and the price and the date or dates on which, repayment may occur.

     For a Note to be repaid at your option, the Trustee must receive at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed. You also may send the Trustee a facsimile or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the Note and the form entitled "Option to Elect Repayment" will be received by the Trustee no later than five Business Days after such facsimile or letter. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be cancelled, and we will issue a new Note or Notes for the remaining amount.

     DTC or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold a Note interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

     If a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

     Ford Credit may at any time purchase Notes at any price in the open market or otherwise. Ford Credit may hold, resell or surrender for cancellation any Notes that we purchase.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless indicated otherwise in the applicable pricing supplement, Ford Credit will denominate the Notes in U.S. dollars, will make principal and interest payments on the Notes in U.S. dollars and you must pay the purchase price of the Notes in immediately available funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency or basket of currencies other than U.S. dollars (a "specified currency"), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

     A pricing supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. Any information Ford Credit furnishes you concerning exchange rates is furnished as a matter of information only and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCIES

     Ford Credit may offer Foreign Currency Notes denominated and/or payable in a specified currency or currencies. Unless indicated otherwise in the applicable pricing supplement, you are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent or other person who presents such offer to purchase Foreign Currency Notes to Ford Credit, such Agent or other person may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Agent or other person on such terms and subject to such conditions, limitations and charges as the Agent or other person may from time to time establish in accordance with their regular foreign exchange practices. If you purchase Foreign Currency Notes you will pay all costs of exchange.

     The applicable pricing supplement will set forth information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, and, in the case of a basket of currencies, will include a description of such basket and a description of provisions for payment in the event such currency basket is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

     Ford Credit will pay the principal of and interest on Foreign Currency Notes in the specified currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, if you are a holder of Foreign Currency Notes you will be paid in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement provides otherwise.

     If you hold a Foreign Currency Note Ford Credit will base any U.S. dollar amount that you are owed on the highest bid quotation in The City of New York received by Ford Credit's agent specified in the applicable pricing supplement (the "Exchange Rate Agent") at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by Ford Credit for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, Ford Credit will make payments in the specified currency. All currency exchange costs will be borne by the holders of the Foreign Currency Note by deductions from such payments.

     Unless Ford Credit indicates otherwise in the applicable pricing supplement, as a holder of Foreign Currency Notes you may elect to receive payment of the principal of and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the Regular Record Date or at least fifteen calendar days prior to the maturity date, as the case may be. You may make this request in writing (mailed or hand delivered) or sent by facsimile transmission. As a holder of a Foreign Currency Note you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least fifteen calendar days prior to the maturity date, as the case may be. If your Foreign Currency Notes are held in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the specified currency.

     If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and will be entitled to all payments on the Note. Although DTC can hold Notes denominated in foreign currencies, all payments to DTC will be made in U.S. dollars. Accordingly, a beneficial owner of the related Global Security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the maturity, as the case may be, of such beneficial owner's election. The Participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the maturity, as the case may be, and DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the maturity, as the case may be. If the Participant receives complete instructions from the beneficial owner and such instructions are forwarded by the Participant to DTC, and by DTC to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See "Description of Debt Securities -- Book-Entry Debt Securities."

     Ford Credit will pay principal and interest on Foreign Currency Notes to be paid in U.S. dollars in the manner specified in the accompanying prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of the Notes -- General". Ford Credit will pay interest on Foreign Currency Notes in the specified currency by check mailed on the relevant Interest Payment Date to the persons entitled thereto to the address of such holders as they appear in the Security Register or, at Ford Credit's option by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at maturity will be paid in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account.

PAYMENT CURRENCY

     If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond Ford Credit's control, Ford Credit will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

     AS INDICATED ABOVE, IF YOU INVEST IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES YOUR INVESTMENT WILL BE SUBJECT TO SUBSTANTIAL RISKS, THE EXTENT AND NATURE OF WHICH CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT THAT YOU MAKE IN A SECURITY, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

                             UNITED STATES TAXATION

     In the opinion of Shearman & Sterling, special tax counsel for Ford Credit, the following summary accurately describes the material United States federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Internal Revenue Code, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, and all of which are subject to different interpretations. This summary provides general information only and does not address all of the federal income tax consequences that may be applicable to you as a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the U.S. federal income tax law, such as

- individual retirement and other tax-deferred accounts,

- dealers in securities or currencies,

- life insurance companies,

- tax-exempt organizations,

- persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, or

- United States persons (as defined below) whose functional currency is other than the U.S. dollar.

     This summary also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset.

     The federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Floating Rate /Fixed Rate Notes, Indexed Notes, Renewable Notes and exchangeable or convertible debt securities will be set out in the applicable pricing supplement. You are urged to consult your own tax advisor concerning the application of the U.S. federal income tax law to your particular situation as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, subject to the limitations stated below.

     For the purposes of this discussion, a "Single Foreign Currency Note" shall mean a Note on which all payments which you are entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency. "Foreign Currency" shall mean a currency or currency unit, other than a hyper-inflationary currency or the U.S. dollar.

UNITED STATES PERSONS

     The following discussion describes the material U.S. federal income tax consequences to a holder of a Note who is a beneficial owner of such Note and who is a "United States person". You are a "United States person" for U.S. federal income tax purposes if you are

- an individual who is a citizen or resident of the United States,

- an estate subject to United States federal income taxation without regard to the source of its income,

- a corporation, partnership or other business entity created or organized in or under the laws of the United States or any state or the District of Columbia, or

- a trust if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST ON NOTES THAT ARE NOT DISCOUNT NOTES

     Except as discussed below under "Discount Notes" and "Short-Term Notes", payments of interest on a Note will be taxable to you as ordinary interest income at the time it is accrued or received in accordance with your method of tax accounting. If the payment is denominated in or determined with reference to a single Foreign Currency, the amount required to be included in income by you if you are a cash basis holder will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

     Except in the case of a Spot Rate Convention Election (as defined below), if you use the accrual method of accounting or is otherwise required to accrue interest income prior to receipt, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by you). Upon receipt of an interest payment, you will recognize ordinary gain or loss in an amount equal to the difference between

      (i) the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received, and

     (ii) the U.S. dollar value of the interest income that you have previously included in income with respect to such payment.

Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service.

     You may elect to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, you may instead elect to translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you and cannot be revoked without the consent of the Internal Revenue Service.

     For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Internal Revenue Service has the authority to determine the spot rate.

PURCHASE, SALE, EXCHANGE OR RETIREMENT OF NOTES

     Your tax basis in a Note generally will be the U.S. dollar cost of the Note to you (which in the case of a Note purchased with Foreign Currency will be determined by translating the purchase price at the spot rate on the date of purchase), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in your gross income (as described below), and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

     Upon the sale, exchange or retirement of a Note, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value at the spot rate on the date of the sale, exchange or retirement of the amount realized in Foreign Currency), except to the extent such amount is attributable to accrued interest, and your tax basis in the Note. Except with respect to

      (i) gains or losses attributable to changes in exchange rates (as described in the next paragraph),

      (ii) gain attributable to market discount (as described below), and

     (iii) gain on the disposition of a Short Term Note (as described below),

gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

     Gain or loss recognized by you on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service. Gain or loss attributable to changes in exchange rates will be recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

EXCHANGE OF FOREIGN CURRENCY

     Your tax basis in Foreign Currency purchased by you generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. Your tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by you on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between
(i) the amount of U.S. dollars or, if you receive property (other than Foreign Currency) in exchange for the Foreign Currency, the U.S. dollar value at the spot rate of the Foreign Currency, and (ii) your tax basis in the Foreign Currency.

     Accordingly, if you purchase a Note with Foreign Currency, you will recognize gain or loss in an amount equal to the difference, if any, between your tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service.

SUBSEQUENT INTEREST PERIODS AND EXTENSION OF MATURITY

     If so specified in the pricing supplement relating to a Note, Ford Credit may have the option (a) to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread, the Spread Multiplier or other formula by which the interest rate basis is adjusted, in the case of a Floating Rate Note, and/or
(b) to extend the Maturity of such Note. See "Description of Notes -- Interest and Interest Rates" and "Description of Notes -- Extendible Notes". In the event that such an option has been exercised and you do not elect to have Ford Credit repay such Notes the tax treatment to you will depend on the revised terms established for such Notes by Ford Credit pursuant to the exercise of such option. Depending on the particular circumstances, you may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

DISCOUNT NOTES

     The following summary is a general description of U.S. federal income tax consequences to you as a holder of a Note issued with original issue discount (a "Discount Note") and is based on the provisions of the Internal Revenue Code as in effect on the date hereof and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

     For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are -- ignored. The stated redemption price at maturity of a Discount Note is the sum of all payments provided by the Discount Note other than payments of "qualified stated interest". Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, you will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of your method of accounting for tax purposes. Special rules for Variable Rate Notes are described below under "Variable Rate Notes".

     The amount of original issue discount includible in taxable income by you, as an initial holder of a Discount Note, is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which you held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for a Discount Note may be selected by you, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period.

     The amount of original issue discount allocable to each accrual period is equal to the excess (if any) of

     (a) the product of a Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period), over

     (b) the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period generally is the issue price of a Discount Note increased by the accrued original issue discount allocable for all prior accrual periods and reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, as a holder of a Discount Note, you generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

     Original issue discount on a Discount Note that is also a Single Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "Payments of Interest on Notes that are not Discount Notes". Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of a Discount Note), you will recognize exchange gain or loss to the extent of the difference between your basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

     If your tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

     If you purchase a Discount Note for an amount in excess of the stated redemption price at maturity, you do not include any original issue discount in income and generally may be subject to the "bond premium" rules. See "Amortizable Bond Premium", below. If you have a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See "Market Discount".

     Under the OID Regulations, you may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes issued with amortizable bond premium or market discount. Once made with respect to a Note, the election cannot be revoked without the consent of the Service. If considering an election under these rules, you should consult a tax advisor.

MARKET DISCOUNT

     If you purchase a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for less than its "revised issue price" (as defined under the Internal Revenue
Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified de minimis amount. Under the market discount rules of the Internal Revenue Code, you will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, if you purchase a Note with market discount, you may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction.

     Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless you elect to accrue market discount under the rules applicable to original issue discount. You may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply,

     With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. If you do not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. If you elect current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. In such case, you will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

AMORTIZABLE BOND PREMIUM

     Generally, if your tax basis in a Note exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that you may elect to amortize under the constant interest rate method over the period from your acquisition date to the Note's maturity date. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to Single Foreign Currency Notes.

VARIABLE RATE NOTES

     A "Variable Rate Note" is a Note that

      (i) has an issue price that does not exceed the total non-contingent principal payments by more than the lesser of the product of .015 multiplied by the product of (x) the total noncontingent principal payments, and (y) the number of complete years to maturity from the issue date, and 15 percent of the total noncontingent principal payments, and

     (ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1 ) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day. A variable rate is a "qualified floating rate" if

      (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated, or

     (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate.

If a Note provides for two or more qualified floating rates that (i) are within
0.25 percentage points of one another on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A variable rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and
(ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent, or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified -floating-rate or objective rate. Under these rules, Commercial Paper Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash or in property (other than debt instruments of Ford Credit) at least annually, all stated interest on the Note is qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the Note are generally determined by

      (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note),

      (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above),

     (iii) determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument, and

     (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

SHORT-TERM NOTES

     In general, if you are an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note"), you are not required to accrue original issue discount on such Note unless you have elected to do so. If you report income for federal income tax purposes under the accrual method, however, or if you are a holder who is otherwise subject to special treatment, including a bank, a dealer in securities or an electing holder, you are required to accrue original issue discount (unless you elect to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition, If you are not required and do not elect to accrue original issue discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement, and you will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

     In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

     The market discount rules will not apply to a Short-Term Note having market discount.

NON-UNITED STATES PERSONS

     The following discussion will apply to you if you are a holder who is a beneficial owner of a Note and not a United States person.

     Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest (including original issue discount) by Ford Credit or its agent (in its capacity as such) to you will not be subject to United States federal withholding tax provided, in the case of premium, if any, and interest (including original issue discount) that

      (i) you do not actually or constructively own 10/o of more of the total combined voting power of all classes of Ford Credit stock entitled to vote,

      (ii) you are not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership, and

     (iii) either

         (A) you certify to Ford Credit or Ford Credit's agent, under penalties of perjury, that you are not a United States person and provide your name and address (which certification can be made on IRS Form W-8 or Form W-8BEN), or

         (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to Ford Credit or Ford Credit's agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from you or by another financial institution acting for you.

Recently finalized Treasury Regulations provide alternative methods for satisfying the certification requirement described in clause (iii) (A) and (B) above. These Regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. These Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (iii) (A) above be provided by the partners rather than by the foreign partnership, and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

     If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest (including original issue discount) made to you generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless you provide Ford Credit or Ford Credit's paying agent, as the case may be, with a properly executed (A) IRS Form 1001 or Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty, or (B) IRS Form 4224 or Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because ft is effectively connected with the conduct of your trade or business in the United States. Under the recently finalized Treasury regulations, as a holder who is not United States person, you will generally be required to provide the appropriate IRS Form W-8 in lieu of the IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If you are engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, although exempt from United States withholding tax as discussed in the preceding paragraph (by reason of the delivery of a properly completed IRS Form 4224 or Form W-8ECI), you will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to adjustments.

     Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by you will not be subject to United States federal income or withholding taxes unless (i) such gain is effectively connected with your United States trade or business, or (ii) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

     Notes held by you at the time of death tax purposes will not be subject to United States federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with your United States trade or business of and that you qualify for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The "backup" withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. Ford Credit, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if you fail to furnish your taxpayer identification number (social security number or employer identification number), to certify that you are not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or Ford Credit's agent (in its capacity as such) to you if you have provided the required certification under penalties of perjury that you are not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Persons" or have otherwise established an exemption (provided that neither Ford Credit nor its agent has actual knowledge that the you are a United States person or that the conditions of any other exemption are not in fact satisfied). Recently finalized Treasury Regulations would modify the application of the information reporting requirements and backup withholding tax to holders who are not United States persons for payments made after December 31, 2000. Among other things, these regulations may require such holders to furnish new certifications of their non-U.S. status.

     Any amounts withheld under the backup withholding rules from a payment to you may be claimed as a credit against your United States federal income tax liability provided that you furnish required information to the Internal Revenue Service.

     FORD CREDIT HAS INCLUDED THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE FOR YOUR GENERAL INFORMATION ONLY AND IT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Ford Credit is offering the Notes on a continuous basis through Goldman, Sachs & Co. Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Salomon Smith Barney Inc. (the "Agents"). The Agents have agreed to use their reasonable best efforts to solicit orders. Ford Credit has the right to accept orders or reject proposed purchases in whole or in part. The Agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part. Ford Credit will pay an Agent a commission ranging from 0.050% to 0.600% of the principal amount of Notes. The exact commission paid will be determined by the stated maturity of the Notes sold. The following table describes the potential proceeds Ford Credit expects to receive but does not include expenses payable by us in connection with the offering and sale of the Notes which Ford Credit estimates to be $3,000,000:

                       PRICE TO PUBLIC   AGENTS' COMMISSIONS AND DISCOUNTS       PROCEEDS TO FORD CREDIT
                       ---------------   ---------------------------------       -----------------------
Per Note.............       100%               0.050% to 0.600%                     99.950% to 99.40%
Total................  $8,000,000,000        $4,000,000 to $48,000,000       $7,996,000,000 to $7,952,000,000

     Ford Credit also may sell the Notes to an Agent or other person, as principal, for resale or other distribution by such Agent or person at varying prices related to prevailing market prices as will be determined by such Agent or person at the time of such resale or other distribution, which prices may be higher or lower than the price to the public set forth herein. Ford Credit reserves the right to sell Notes directly to investors on its own behalf. Unless otherwise agreed by Ford Credit and the Agents, Ford Credit will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of such Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes in whole or in part. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent or other person, as principal, will be purchased by such Agent or other person at a price equal to 100% of the principal amount thereof and Ford Credit will pay to such Agent or other person an underwriting commission equal to or less than the commission applicable to any agency sale of a Note of identical maturity.

     In addition, an Agent may resell any Note purchased by its principal to another broker-dealer at prices determined by the Agent at the time of resale and, unless otherwise specified in the applicable Pricing Supplement, may pay such broker-dealer a discount not in excess of the discount received by the Agent from Ford Credit.

     The Notes will not have an established trading market when issued. Also, the Notes will not be listed on any securities exchange. The Agents or other persons purchasing the Notes as principal may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that a secondary market for any Notes will develop or be maintained.

     The Agents or persons purchasing the Notes as principal may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Ford Credit will indemnify the Agents or persons purchasing the Notes as principal against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

     Unless specified otherwise in the applicable pricing supplement, you will be required to pay the purchase price of the Notes in immediately available funds in the specified currency in The City of New York on the date of settlement. See "Description of the Notes -- General".

     In connection with an offering of Notes purchased by one or more Agents or other persons as principal on a fixed-price basis, such Agent(s) or other persons will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If the Agent(s) or other person creates or create, as the case may be, a short position in such Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), such Agent(s) or other person may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither Ford Credit nor any of the Agents or other persons purchasing the Notes as principal make any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the Notes. In addition, neither Ford Credit nor any of the Agents or other persons purchasing the Notes as principal make any representation that the Agents or such other persons will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with Ford Credit, Ford and certain of their respective subsidiaries and affiliates. In addition, an executive officer of The Goldman Sachs Group, Inc. is a director of Ford.

                                  [FORD LOGO]



                           FORD MOTOR CREDIT COMPANY



                                $22,800,000,000



                                DEBT SECURITIES

This Prospectus is part of two registration statements that Ford Motor Credit Company filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, Ford Credit may, from time to time, sell the debt securities described in this Prospectus in one or more offerings up to a total dollar amount of $22,800,000,000.

This Prospectus provides you with a general description of the debt securities Ford Credit may offer. Each time Ford Credit sells debt securities, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement also may add, update or change information contained in this Prospectus.

You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

Ford Credit's principal executive offices are located at:

       Ford Motor Credit Company
        The American Road
        Dearborn, Michigan 48121
        313-322-3000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 27, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Information Concerning Ford Credit..........................    2
Information Concerning Ford.................................    3
Ratio of Earnings to Fixed Charges..........................    4
Use of Proceeds.............................................    4
Description of Debt Securities..............................    5
Plan of Distribution........................................    8
Legal Opinions..............................................    9
Experts.....................................................    9

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     THE DEBT SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                      WHERE YOU CAN FIND MORE INFORMATION

     Ford Motor Credit Company ("Ford Credit") files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document Ford Credit files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Ford Credit's SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

     The SEC allows Ford Credit to "incorporate by reference" the information Ford Credit files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this Prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of all the debt securities has been completed.

     - Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K Report").

     - Current Reports on Form 8-K dated January 11, 1999, February 2, 1999 (the "February 1999 8-K Report"), February 22, 1999, April 15, 1999 and May 27, 1999.

     These reports include information about Ford Motor Company ("Ford") as well as information about Ford Credit.

     You may request copies of these filings at no cost, by writing or telephoning Ford Credit at the following address:

    Ford Motor Credit Company
    The American Road
    Dearborn, MI 48121
    Attn: Corporate Secretary
    (313) 594-9876

                       INFORMATION CONCERNING FORD CREDIT

     Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

     Ford Credit and its subsidiaries provide wholesale financing and capital loans to Ford Motor Company retail dealerships and associated non-Ford dealerships throughout the world, most of which are privately owned and financed, and purchase retail installment sale contracts and retail leases from them. Ford Credit also makes loans to vehicle leasing companies, the majority of which are affiliated with such dealerships. In addition, subsidiaries of Ford Credit provide these financing services in the United States, Europe, Canada, Australia, Indonesia and India to non-Ford dealerships. A substantial majority of all new vehicles financed by Ford Credit are manufactured by Ford and its affiliates. Ford Credit also provides retail financing for used vehicles built by Ford and other manufacturers. In addition to vehicle financing, Ford Credit makes loans to affiliates of Ford and finances certain receivables of Ford and its subsidiaries.

     Ford Credit also conducts insurance operations through The American Road Insurance Company ("American Road") and its subsidiaries in the United States and Canada. American Road's business consists of extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers, physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit, and the reinsurance of credit life and credit disability insurance for retail purchasers of vehicles and equipment.

                          INFORMATION CONCERNING FORD

     Ford was incorporated in Delaware in 1919 and acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce automobiles designed and engineered by Henry Ford. Ford is the world's largest producer of trucks and the second-largest producer of cars and trucks combined.

     Ford's two principal business segments are Automotive and Financial Services. The activities of the Automotive segment consist of the design, manufacture and sale of cars and trucks and automotive components and systems. Substantially all of the cars and trucks Ford produces are sold through retail dealerships, most of which are privately owned and financed.

     The activities of Ford's Financial Services segment are conducted primarily through its subsidiaries: Ford Credit and The Hertz Corporation.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of "earnings" to "fixed charges" for Ford Credit and Ford were as follows for each of the periods indicated:

                                                                           YEARS ENDED DECEMBER 31
                                               THREE MONTHS ENDED    ------------------------------------
                                                 MARCH 31, 1999      1998    1997    1996    1995    1994
                                               ------------------    ----    ----    ----    ----    ----
Ford Motor Credit Company....................         1.3            1.3     1.3     1.3     1.3     1.5
Ford Motor Company...........................         2.3            3.8*    2.0     1.6     1.6     2.0

-------------------------
* Earnings used in calculation of this ratio include $15,955 million gain on spin-off of The Associates. Excluding this gain, the ratio is 2.0.

For purposes of the Ford Credit ratio:

        "earnings" mean the sum of:

         - Ford Credit's pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, and

         -  Ford Credit's fixed charges.

        "fixed charges" mean the sum of:

         -  interest Ford Credit pays on borrowed funds,

         - the amount Ford Credit amortizes for debt discount, premiums and issuance expenses and

         - one-third of all rental expenses of Ford Credit (the portion deemed representative of the interest factor.

For purposes of the Ford ratio:

        "earnings" mean the sum of:

         -  Ford's pre-tax income,

         - the pre-tax income of Ford's majority-owned subsidiaries, whether or not consolidated,

         - Ford's proportionate share of the income of any fifty-percent-owned companies,

         - any income Ford received from less-than-fifty-percent-owned companies, and

         -  Ford's fixed charges.

        "fixed charges" mean the sum of:

         -  the interest Ford pays on borrowed funds,

         - the preferred stock dividend requirements of Ford's consolidated subsidiaries and trusts,

         - the amount Ford amortizes for debt discount, premium, and issuance expense, and

         - one-third of all rental expenses of Ford (the proportion deemed representative of the interest factor).

                                USE OF PROCEEDS

Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the debt securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper, borrowings under bank lines of credit and borrowings under agreements with bank trust departments) or may be invested temporarily in short-term securities.

     Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

     Ford Credit will issue debt securities in one or more series under an Indenture, dated as of February 1, 1985, as supplemented, between Ford Credit and The Chase Manhattan Bank (the "Trustee"). The Indenture may be supplemented further from time to time.

     The Indenture is a contract between Ford Credit and The Chase Manhattan Bank acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against Ford Credit if an "Event of Default" described below occurs. Second, the Trustee performs certain administrative duties for Ford Credit.

     The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. Ford Credit filed the Indenture as an exhibit to the registration statement, and suggests that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens and Merger and Consolidation. Throughout the summary Ford Credit has included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

     The specific terms of each series of debt securities will be described in the particular Prospectus Supplement relating to that series. The Prospectus Supplement may or may not modify the general terms found in this Prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this Prospectus and the Prospectus Supplement relating to that particular series.

GENERAL

     The debt securities offered by this Prospectus will be limited to a total amount of $1,000,000, or the equivalent amount in any currency. The Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

     The Prospectus Supplement which will accompany this Prospectus will describe the particular series of debt securities being offered by including:

        - the designation or title of the series of debt securities;

        - the total principal amount of the series of debt securities;

        - the percentage of the principal amount at which the series of debt securities will be offered;

        - the date or dates on which principal will be payable;

        - the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

        - the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

        - the terms for redemption, extension or early repayment, if any;

        - the currencies in which the series of debt securities are issued or payable;

        - the provision for any sinking fund;

        - any additional restrictive covenants;

        - any additional Events of Default;

        - whether the series of debt securities are issuable in physical or global form;

        - any special tax implications, including provisions for original issue discount; and

        - any other terms.

     The debt securities will be unsecured obligations of Ford Credit. The debt securities will rank equally with Ford Credit's other unsecured and unsubordinated indebtedness (parent company only).

     Unless the Prospectus Supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by Ford Credit in immediately available funds.

LIMITATION ON LIENS

     If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a "Mortgage") any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

        - certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

        - Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

        - Mortgages in favor of Ford Credit or any Restricted Subsidiary;

        - Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

        - deposits made in connection with pending litigation;

        - Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

        - any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

MERGER AND CONSOLIDATION

     The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the Indenture Securities. (Section 8.03).

EVENTS OF DEFAULT AND NOTICE THEREOF

The Indenture defines an "Event of Default" as being any one of the following events:

        - failure to pay interest for 30 days after becoming due;

        - failure to pay principal or any premium for five business days after becoming due;

        - failure to make a sinking fund payment for five days after becoming due;

        - failure to perform any other covenant applicable to the debt securities for 90 days after notice;

        - certain events of bankruptcy, insolvency or reorganization; and

        - any other Event of Default provided in the Prospectus Supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

     If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

     The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term "default" includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

     Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

     Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

MODIFICATION OF THE INDENTURE

     With certain exceptions, Ford Credit's rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

GLOBAL SECURITIES

     Unless otherwise stated in the Prospectus Supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

        - You will not be able to have the debt securities registered in your name;

        - You will not be able to receive a physical certificate for the debt securities;

        - Ford Credit's obligations, as well as the obligations of the Trustee and any of Ford Credit's agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once any payment under a series of debt securities is made to DTC, neither Ford Credit nor the Trustee will have any further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it;

        - Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither Ford Credit nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution;

        - You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates; and

        - Because the debt securities will trade in DTC's Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

     A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     Ford Credit may sell the debt securities to or through agents or underwriters or directly to one or more purchasers.

BY AGENTS

     Ford Credit may use agents to sell the debt securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     Ford Credit may sell the debt securities to underwriters. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the debt securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

DIRECT SALES

     Ford Credit may sell debt securities directly to you. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

     Any underwriters or agents will be identified and their compensation described in a Prospectus Supplement.

     Ford Credit may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, Ford Credit or its subsidiaries in the ordinary course of their respective businesses. The Chase Manhattan Bank, Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford Credit, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

                                 LEGAL OPINIONS

     The legality of the debt securities will be passed on for Ford Credit by H.D. Smith, Esq., Secretary and Corporate Counsel of Ford Credit, or other counsel satisfactory to any underwriters or agents, and for any underwriters or agents by Shearman & Sterling, 599 Lexington Avenue, New York, N.Y. Mr. Smith owns Common Stock of Ford and options to purchase shares of Common Stock of Ford. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries, including Ford Credit.

                                    EXPERTS

     The financial statements and schedules included in the 1998 10-K Report and the February 1999 8-K Report have been audited by PricewaterhouseCoopers LLP ("PwC"), independent accountants. These financial statements are incorporated by reference in this Prospectus and in the registration statement in reliance upon PwC's report on those financial statements given on their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of Ford Credit for the periods ended March 31, 1999 and 1998, included in Ford Credit's Quarterly Report on Form 10-Q for the period ended March 31, 1999 (the "First Quarter 10-Q Report"), incorporated by reference in this Prospectus, PwC have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report included in the First Quarter 10-Q Report states that they did not audit and they do not express an opinion on that interim financial information. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report"' or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of such Act.

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NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
                                        ----
Incorporation of Certain Documents
  By Reference......................     S-2
Risk Factors........................     S-3
About this Prospectus Supplement and
  the Pricing Supplements...........     S-5
Description of Notes................     S-5
Special Provisions Relating to
  Foreign Currency Notes............    S-17
United States Taxation..............    S-20
Plan of Distribution................    S-30
PROSPECTUS
Where You Can Find More
  Information.......................       2
Information Concerning Ford
  Credit............................       2
Information Concerning Ford.........       3
Ratio of Earnings to Fixed
  Charges...........................       4
Use of Proceeds.....................       4
Description of Debt Securities......       5
Plan of Distribution................       8
Legal Opinions......................       9
Experts.............................       9

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                              U.S. $8,000,000,000

                                   FORD MOTOR
                                 CREDIT COMPANY

                               MEDIUM-TERM NOTES
                             DUE MORE THAN 9 MONTHS
                               FROM DATE OF ISSUE
                               ------------------

                                  [FORD LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

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